Luis Hernández Berenguel

Juan Luis Hernández Gazzo

Luis Rodríguez-Mariátequi Canny

José Manuel Abastos Gil Vargas

Leonardo López Espinoza

Milagros Bustillos Pinto

Ricardo Luque Gamero

Fernando Valdivieso Mejía

Enrique Cavero Safra

Alfredo Filomeno Ramírez

María Luisa Peña Hartog

Ricardo Postigo Bazán

Roxana Terrones López

Percy Alache Serrano

María del Pilar Arteaga Egúsquiza

Liliana Avellaneda Rojas

Diego Carrión Alvarez Calderón

Fernando de la Flor Koechlin

Mónica Ledesma Solari

Giancarlo Mandriotti Flores

Paola Massa Belaúnde

Jorge Moreno García

Milagros Pastor Stumpf

Juan Pablo Porto Urrutia

Mónica Posada Ugaz

Manuel Rivera Silva

Romina Stucchi López-Raygada

María Pía Talavera Barclay

Lorena Tanji García

Carla Torres Zariquiey

Julio Villalobos Huerta

Erick Calla Ramírez

Rafael Martinelli Montero

Carlos Rojas Klauer

Av. Javier Prado Oeste 795

Magdalena del Mar

Lima — Perú

t    (511) 611 5151

f    (511) 628 8292

estudio@ehernandez.com.pe

www.ehernandez.com.pe

sociedad civil de responsabilidad limitada

Exhibit E.1

Lima, November 19, 2010

The Republic of Peru

Ministry of Economy and Finance

Jr. Junín, 319 - Lima 1

Peru

Ladies and Gentlemen:

We have acted as legal counsel to the Ministry of Economy and Finance of the Republic of Peru (the “Republic”) in connection with the issuance and sale by the Republic of U.S.$ 1,000,000,000.00 aggregate principal amount of the Republic´s 5.625% U.S. Dollar - Denominated Global Bonds due 2050 (the “2050 Bonds”), pursuant to a registration statement (No. 333-164617), as amended (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), effective February 22, 2010, the prospectus dated April 9, 2010 (the “Prospectus”), filed with the Commission as part of the Registration Statement and the prospectus supplement dated November 10, 2010 (the “Prospectus Supplement”), as filed with the Commission pursuant to Rule 424(b)(2) under the Securities Act.

In arriving at the opinion expressed below, we have reviewed the following:

i)	the Registration Statement and the related Prospectus, as supplemented by the Prospectus Supplement;

ii)	the Fiscal Agency Agreement, dated as of February 6, 2003, as amended by Amendment No. 1 thereto, dated as of November 21, 2003 and Amendment No. 2 thereto, dated as of October 14, 2004 (as amended, the “Fiscal Agency Agreement”) between the Republic and JPMorgan Chase Bank, National Association (now The Bank of New York Mellon), as fiscal agent;

iii)	a copy of the 2050 Bonds in global form, as executed by the Republic;

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iv)	all relevant provisions of the Political Constitution of the Republic of Peru of 1993, in particular Article 75, and all relevant laws, decrees and acts of the Republic under which the issuance of the 2050 Bonds has been authorized, included but not limited to the following:

1.	Annual Indebtedness Law of the Public Sector for the Fiscal 2010, Law No.29466;

2.	Supreme Decree No. 223-2010-EF of the President of the Republic, in force as of November 7, 2010;

3.	Ministerial Resolution No. 579-2010-EF/75 of the Ministry of Economy and Finance of the Republic, in force as of November 7, 2010;

v)	all such other documents, instruments and rules as we have deemed to be necessary as a basis for the opinion hereinafter expressed.

In this opinion letter we refer to the documents referred to in paragraphs (i), (ii) and (iii) above as the “Agreements”.

In considering the documents listed above, we have assumed (1) the genuineness of all signatures thereto, and the authenticity of all documents sent to us as originals and the conformity with authentic original documents of all documents submitted to us as copies; (2) the power and authority of all parties other than the Republic to enter into, execute and deliver the Agreements; and (3) that all of the parties to the Agreements other than the Republic are duly organized and validly existing.

It is our opinion that under and with respect to the present laws of the Republic, the 2050 Bonds have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Fiscal Agency Agreement, constitute valid and legally binding obligations of the Republic in accordance with their terms.

We hereby consent to the filing of this opinion as an exhibit to Post Effective Amendment No.1 to the Registration Statement of Peru and to the references to us under the heading “Validity of the Bonds” in the Prospectus Supplement. In giving such

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consent, we do not thereby admit that we are in the category of persons whose consent is required under the Securities Act or under the rules and regulations of the Commission.

We are Attorneys-at-Law in the Republic and we do not express or imply any opinion with respect to laws of any country or jurisdiction other than the Republic.

Very truly yours,

/S/ HERNANDEZ & CIA. ABOGADOS

53635/09

Lima, Tuesday, December 8, 2009

GOVERNMENT LEGISLATION

OFFICIAL GAZETTE EL PERUANO

LAW No. 29466

THE PRESIDENT OF THE REPUBLIC

WHEREAS:

The Congress of the Republic

has passed the following Law:

THE CONGRESS OF THE REPUBLIC;

Has passed the following Law:

PUBLIC SECTOR INDEBTEDNESS LAW

FOR 2010 FISCAL YEAR

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TITLE I

PURPOSE OF THE LAW

Article 1: General Law

For the purposes of this Law, references made to the General Law shall imply Law No. 28563, the General Law for the National System of Indebtedness and amendments thereto.

Article 2: Purpose of the Law

2.1	This Law shall determine:

a)	The maximum amount and the general destination for foreign and domestic indebtedness operations which the National Government may agree for the Public Sector during the 2010 fiscal year; and,

b)	The maximum amount of guarantees which the National Government may grant or contract during the said year to meet any requirements deriving from the promotion processes for the private investment and concessions.

2.2	In addition, this law shall regulate other aspects included in the General Law and, on a supplementary manner, several subjects linked thereto.

TITLE II

GENERAL PROVISIONS

Article 3: Commission

The annual commission, the charge of which is authorized to the Ministry for the Economy and Finance in article 27 of the General Law, shall be equal to zero comma one percent (0.1%) on the balance owed from the corresponding operation.

TITLE III

MAXIMUM AMOUNTS AUTHORIZED FOR

FOREIGN AND DOMESTIC INDEBTEDNESS OPERATIONS

Article 4: Maximum Indebtedness Amount

4.1	The National Government is hereby authorized to agree foreign Indebtedness operations for up to an amount equivalent to US$2,137,630,000.00 (TWO THOUSAND ONE HUNDRED AND THIRTY-SEVEN MILLION SIX HUNDRED AND THIRTY THOUSAND AMERICAN DOLLARS ONLY) for:

a)	Economic and social sectors up to US$1,362,630,000.00 (ONE THOUSAND THREE HUNDRED AND SIXTY-TWO MILLION SIX HUNDRED AND THIRTY THOUSAND AMERICAN DOLLARS ONLY)

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b)	Support to balance of payments up to US$775,000,000.00 (SEVEN HUNDRED AND SEVENTY-FIVE MILLION AMERICAN DOLLARS ONLY)

4.2	The National Government is hereby authorized to agree domestic indebtedness operations for up to an amount not exceeding S/.2,921,500,000.00 (TWO THOUSAND NINE HUNDRED AND TWENTY-ONE MILLION FIVE HUNDRED THOUSAND NEW SOLS), as follows:

a) Sovereign bonds up to	S/. 2,065,000,000.00

b) Loans or guarantees up to	S/. 250,000,000.00

c) Internal order (Strategic Plan for Modernization, Renovation, Strengthening and Reparation of Equipment of the Peruvian National Police) up to	S/. 230,000,000.00

c) National Defense up to i. VRAE (S/.250,000,000.00) ii. Others (S/. 30,000,000.00)	S/. 280,000,000.00

d) ONP Bonds up to	S/. 96,500,000.00

5.1	The Ministry for the Economy and Finance may reassign any amounts of indebtedness set forth in subsection b) of paragraph 4.1 and subsection a) of paragraph 4.2, not exceeding the total sum of the maximum amount established by this Law for the foreign and domestic indebtedness.

TITLE IV

REGIONAL GOVERNMENTS AND LOCAL GOVERNMENTS INDEBTEDNESS

Article 5: Credit Qualification

A favorable credit qualification referred to in article 50 of the General Law shall be necessary when the amount of indebtedness, individual or accumulated, from the respective regional government or local government, with or without guarantee by the National Government, during the 2010 fiscal year, exceeds the sum of US$5,000,000.00 (FIVE MILLION AMERICAN DOLLARS ONLY), or the equivalent thereof in local currency.

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Article 6: Utilization of determined resources in indebtedness operations

6.1	In addition to the provisions set forth by the legislation regarding mining royalties, Camisea Economic and Social Development Fund (Focam), Regional Compensation Fund (Foncor), canon, over-canon and customs revenue; and the Thirteenth Final Provision of Law 29289, the Public Sector Budget Law for 2010 fiscal year, which validity has been extended through the Sixty-Fifth Final Provision of the Public Sector Budget Law for 2010 fiscal year, the regional governments and local governments are hereby authorized to use such resources, as the case may be, as follows:

a)	To satisfy the service of the debt deriving from any indebtedness operations entered into by the said governments with or without the guarantee of the National Government; or which the National Government has agreed and transferred by a Resources Transfer Agreement for the financing of public investment projects;

b)	To reimburse the National Government for the execution of the guarantee thereof granted in support of the commitments agreed by the regional governments and local governments within the framework of promotion processes for the private investment and concessions.

6.2	In the event that any payments referred to in the subsections a) and b) of paragraph 6.1 are carried out through a trust, such resources may be also used to finance any administrative expenses deriving from the constitution of the relevant trust.

TITLE V

NATIONAL GOVERNMENT GUARANTEES WITHIN THE

FRAMEWORK OF PROMOTION PROCESSES FOR

PRIVATE INVESTMENT AND CONCESSIONS

Article 7: Maximum Amount

The National Government is hereby authorized to grant or contract guarantees to support obligations deriving from the promotion processes for the private investment and concessions for up to an amount not exceeding US$ 489,000.000.00 (FOUR HUNDRED AND EIGHTY-NINE MILLION AMERICAN DOLLARS ONLY), plus the General Sales Tax (IGV) and adjustments to the Basic Remuneration Unit (RUB), in accordance with the provisions set forth in paragraph 22.3 of article 22 of the Law 28563, General Law for the National System of Indebtedness.

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FINAL SUPPLEMENTARY PROVISIONS

ONE: Any indebtedness operations carried out by Empresa Petróleos del Perú (PETROPERÚ S.A.), for each fiscal year, not guaranteed by the National Government, shall be subject to the provisions set forth in Title IV of the General Law.

TWO: Article 5 of Law 28875, which creates the Decentralized National System for Non-Reimbursable International Cooperation is hereby amended by the following text:

“Article 5: Prior registration

Projects carried out using funds from Non-Reimbursable International Cooperation are subject to prior registration with the APCI.”

THREE: Approve the proposal for the Eighth Replenishment of the Resources to the International Fund of Agricultural Development (IFAD), a World Bank institution, whereby the Republic of Peru shall contribute the amount of US$ 200,000.00 (TWO HUNDRED THOUSAND AMERICAN DOLLARS ONLY).

FOUR: Any companies and the shareholders thereof backed by the State to secure funds from abroad, which, due to non-compliance with such obligations, have turned into public debt, may not be bidders, contractors or participants in acts involving the promotion of investment carried out by the State, until such time as they fully honor their State debt.

FIVE: The value of the immovable property subject matter of transfer authorized by Urgency Decree No. 026-96, published on April 24, 1996, will be paid out with the remainder of the Social Assets of Empresa Regional del Servicio Público de Electricidad - ELECTROLIMA S.A., under liquidation, at the time of the extinction thereof. The Ministry of Health and the said company under liquidation are hereby empowered to carry out any accounting adjustments, which may be required to implement the provisions of the first paragraph.

SIX: The National Directorate for Public Indebtedness of the Ministry for the Economy and Finance is hereby authorized to reimburse any expenses and costs which may be incurred by Banco de la Nación in the undertaking of the defense of the Republic of Perú in any legal proceedings filed or to be filed with respect to the foreign debt operation approved by Legislative Decree No. 463.

SEVEN: Any domestic indebtedness operations resolved using the amount set forth in Article 4, paragraph 4.2, item d) ii, shall be used to finance any acquisition of property of the Ministry of Defense.

Any debt service deriving from the mentioned indebtedness operations is looked after by the Ministry for The Economy and Finance using the funds supplied at the time by the Ministry of Defense.

Ministerial Resolution of the Ministry for the Economy and Finance approved the Resources Transfer Agreement that sets forth the terms and conditions whereby the Ministry of Defense transfers the aforementioned funds and their corresponding guaranty mechanism.

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EIGHT: Issue approval of an increase in the authorized capital of the Andean Development Corporation (CAF), from US$5,000,000,000.00 (FIVE BILLION AMERICAN DOLLARS ONLY) to US$10,000,000,000.00 (TEN BILLION AMERICAN DOLLAR ONLY), and the corresponding amendment to Article 5 of the Articles of Incorporation of such entity, approved by Decision No. 179/2008, adopted at the Eleventh Extraordinary Shareholders’ Meeting. Charged to the shares made available to the current shareholders of the Andean Development Corporation (CAF) by Resolution No. 1848/2009, of August 18, 2009, adopted in 135th Board of Directors’ Meeting of that entity, authorizing the subscription by the Republic of Perú, through the Ministry for the Economy and Finance, of 26,760 (TWENTY-SIX THOUSAND SEVEN HUNDRED AND SIXTY) nominal shares Series “B”, corresponding to the CAF Ordinary Capital, as of 2009, each with an asset value of US$14,200.00 (FOURTEEN THOUSAND TWO HUNDRED AMERICAL DOLLARS ONLY), for a total of US$379,992,000.00 (THREE HUNDRED AND SEVENTY-NINE MILLION NINE HUNDRED AND NINETY-TWO THOUSAND AMERICAN DOLLARS ONLY).

The amount corresponding to the subscription of the said shares shall be paid using the budget resources allocated to the payment of the public debt service, within a maximum term of eight (8) years, by way of consecutive annual installments to be agreed upon by the Republic of Perú and the CAF.

NINE: This Law shall enter into effect on January 1, 2010, except for the Eighth Final Supplementary Provision, which shall come into force on the day following publication of this legal norm.

AMENDING PROVISIONS

ONE: Article 10, paragraph 19.2 of the General Law is hereby amended by the following text:

“19.2 The procedures by the National Directorate for Public Indebtedness for the negotiation of the National Government’s foreign indebtedness operations may only be started after the approval of the Council of Ministers; except in the case of the operations used to support the balance of payments and loans, in which such procedures may only be started on the initiative of the Ministry for the Economy and Finance”.

TWO: Amend Article 64, paragraph 64.2 of the General Law, to read as follows:

“64.2 In the case of regional governments and local governments, these operations are authorized by resolution of the Regional Council or the Municipal Council, as the case may be. With respect to non-financial companies, the authorization must be issued by the highest administrative authority of the appropriate entity under the liability thereof.”

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THREE: Add the Thirteenth, Fourteenth and Fifteenth Supplementary and Temporary Provisions to the General Law to read as follows:

“THIRTEEN: Authorize the Ministry for the Economy and Finance so that, through ministerial resolution, may perform a new composition of the amounts in the structure of the “Resources by Official Credit Operations” Financing Source used to expenses for the service of public debt during a fiscal year, within the entire budget credit provided for such financing source in the respective fiscal period.

FOURTEEN: Authorize the Ministry for the Economy and Finance to restructure, by Supreme Decree, the amounts in the financing sources to cover expenses related to the service of public debt for a given fiscal period, prior evaluation of the execution and projection of public revenues and expenses, within the entire budget credit provided for the service of the public debt provided for in the said body in the respective fiscal period.

FIFTEEN: Any scheduling, procuring, negotiation, approval, subscription and registration of non-reimbursable international cooperation of a technical or financial nature associated with indebtedness operations granted in favor of entities belonging to the National Government, regional governments or local governments, shall be the responsibility of the Ministry for the Economy and Finance.

Such non-reimbursable international cooperation shall be approved by Supreme Resolution of the Ministry for the Economy and Finance.

FOUR: Amend Articles 59, 60 and 61 of the General Law and the amendments thereto same which shall read as follows:

“Article 59: Contingent financing and instruments to obtain resources in cases of natural disasters, technological disasters and financial and economic crises

59.1	The Ministry for the Economy and Finance, through the National Directorate for Public Indebtedness, is hereby authorized to negotiate and enter into agreements relating to contingent financing, such as credit lines, indebtedness operations, and other instruments, whether existing or developed by the market, which purpose is to secure resources in the possible occurrence of a natural or technological disaster, to be used to finance any rehabilitation and reconstruction of infrastructure and public services located in areas, which may be eventually affected or devastated by such disasters and provide immediate assistance to the needs of the affected population, and to mitigate risks resulting from emergency situations and financial and economic crises in the country.

59.2

Contracts associated with the mentioned contingent financing and other instruments related to multilateral credit organizations are exempted from norms relative to State contracts and acquisitions. If such contracts are entered into with other financial institutions,

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this must be done in accordance with a procedure to be established by Supreme Decree with the favorable vote of the Council of Ministers, and countersigned by the Prime Minister and the Minister for the Economy and Finance.

59.3	The financing contracts stipulated in the said Paragraphs 59.1 and 59.2 shall not be subject to the approval limits or procedures prescribed for the indebtedness operations provided for by the General Law and the Public Sector Indebtedness Law for each fiscal year.

59.4	The Ministry for the Economy and Finance shall report to Congress of the Republic on the operations and instruments referred to in Paragraphs 59.1, 59.2 and 59.3, within forty-five (45) business days following the execution of the corresponding contracts.

59.5	This Chapter’s scope does not include the taking of specific natural and technological disaster risk insurance on the part of public entities in their effort to insure their movable and immovable property.

Article 60: Approval

The contingent financing and other instruments mentioned in Article 59 shall be approved by Supreme Decree with the favorable vote of the Council of Ministers, and countersigned by the President of the Council of Ministers and the Minister for the Economy and Finance.

Article 61: Payment of debt service and other expenses

Amortization and interest, commission and other expenses incurred as a result of the execution of the contingent financing contracts, as well as any other costs originated from the acquisition of such instruments mentioned in Article 59 hereof, shall be assumed by the Ministry for the Economy and Finance, charged to the budget funds allocated to the payment of public debt service.’

FIVE: Add the Sixteenth Supplementary and Temporary Provision to the General Law to read as follows:

“SIXTEEN: Reimbursements in favor of the National Government, corresponding to commitments generated within the scope of operations carried out under the National Indebtedness System, are carried out by the creation of a trust.”

SIX: Empower the Executive Branch so that by Supreme Decree with the authorizing vote of the Council of Ministers, countersigned by the President of the Council of Ministers, the Minister of Defense and the Minister for the Economy and Finance, approve the incorporation of the budget in the Ministry of Defense’s allocation up to the amount of S/.250,000,000.00 (TWO HUNDRED AND FIFTY MILLION NEW SOLS) deriving from domestic indebtedness operation to be carried out by the Ministry for the Economy and Finance and Banco de la Nación, destined to finance acquisitions for military operations to be deployed in the area of the Apurímac and Ene Rivers Valley (VRAE) area.

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DEROGATORY PROVISIONS

ONE: Extinguish the obligation of the Ministry for the Economy and Finance to replenish the Public Treasury with the balance outstanding payment, corresponding to the contributions made by the latter within the framework of the provisions set forth in Urgency Decrees No. 031-2007 and No. 010-2008 and derogate paragraphs 1.2 in Articles 1 of the above-mentioned Urgency Decrees.

TWO: Derogate subsection c), paragraph 20.1 of Article 20 of the General Law.

THREE: Derogate Article 7 of Urgency Decree No. 028-2009.

Notify the President of the Republic for its promulgation.

In Lima on the thirtieth day of the month of November, year two thousand and nine.

LUIS ALVA CASTRO

President of the Congress of the Republic

CECILIA CHACÓN DE VETTORI

First Vice President of the Congress of the Republic

THE CONSTITUTIONAL PRESIDENT OF THE REPUBLIC

NOW THEREFORE:

I order its publication and execution.

Given in the Government House in Lima on the seventh day of the month of December, year two thousand and nine.

ALAN GARCÍA PÉREZ

Constitutional President of the Republic

JAVIER VELASQUEZ QUESQUÉN

President of the Council of Ministers

433016-2

EL PERUANO OFFICIAL GAZETTE

LEGAL RULES

Lima, Sunday, November 7, 2010.

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EXECUTIVE BRANCH

ECONOMY AND FINANCE

Approval of the operation for the management of public debt and issuance of bonds

SUPREME DECREE

No. 223-2010-EF

THE PRESIDENT OF THE REPUBLIC

WHEREAS:

Section 36.1 of Article 36 of Law No. 28563, the General Law of the National System of Indebtedness, as amended, authorizes the Ministry of the Economy and Finance, through the National Directorate for Public Indebtedness to carry out operations for debt management in order to reduce refinancing and/or market risks; establishing that such operations are not subject to the limits for operations of indebtedness fixed by the Law of Public Sector Indebtedness for each Financial Year, nor do they have any budget implications in the financial year in which they are agreed.

Section 37.1 of Article 37 of Law No. 28563, as amended, establishes that the operations for debt management of the National Government shall be approved by supreme decree, with the favorable vote of the Council of Ministers, countersigned by the President of the Council of Ministers and the Minister of the Economy and Finance.

Within the framework of said authorization, the Republic of Peru has deemed it convenient to carry out a public debt management operation, through prepayment, in whole or in part, up to the amount of US$ 1 500 000 000.00 (ONE THOUSAND FIVE HUNDRED MILLION AND 00/100 UNITED STATES DOLLARS), of the liabilities arising from the external indebtedness operations approved by Supreme Decrees 274-91-EF, 210-92-EF, 030-94-EF, 039-96-EF, 127-96-EF, 145-97-EF, 147-97-EF, 148-97-EF, 149-97-EF, 050-99-EF, 178-99-EF, 094-2000-EF, 095-2000-EF, 161-2005-EF, 112-2009-EF, 156-2009-EF and 210-2009-EF.

In addition, according to the authorization contained in Urgency Decree Nº 028-2010, the Public Treasury provided a contribution of US$ 62 981 989.74 (SIXTY TWO MILLION NINE HUNDRED AND EIGHTY ONE THOUSAND NINE HUNDRED AND EIGHTY NINE AND 74/100 UNITED STATES DOLLARS) to finance a portion of the public debt management operation, through the repurchase, in whole or in part, of Global Bonds of the Republic of Peru, approved by Supreme Decree Nº 102-2010-EF, which reimbursement is pending.

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According to section 20.5 of Article 20 de Law Nº 28563, when financial conditions are favorable, the Ministry of Economy and Finance may agree to carry out indebtedness operations in amounts exceeding the maximum amount authorized by the Law of Indebtedness of the Public Sector approved every year, in order to pre-finance the financial demands of the next financial year contemplated in the applicable Multi-annual Macroeconomic Framework.

The Peruvian Government has deemed it convenient to carry out an external and/or internal issuance of bonds that will be used to finance the debt management operation above mentioned and reimburse the contribution from the Public Treasury indicated in the fourth whereas clause above, and the balance will be used to pre-finance the financial demands of the Non-Financial Public Sector for Financial Year 2011, if financial conditions are favorable.

For the implementation of said external and/or internal issuance of bonds the advisory services of investment banks, as well as other services related to operating aspects thereof, are required.

Supreme Decree Nº 033-2006-EF, as amended, establishes the procedure for the Contracting of Specialized Financial Advisory Services and others within the framework of Law No. 28563, General Law for the National System of Indebtedness.

In application of said procedure, the financial advisors for the external and/or internal issuance have been selected, who will also act as underwriters of the external issuance, and whose contracting is pertinent to approve in order to carry out said issuance of bonds;

In addition, under the provisions of Article 5 of said Procedure, amended by Supreme Decree Nº 207-2010-EF, the above-mentioned financial advisors have appointed the entity domiciled in the country that will be in charge of the placement of the internal issuance of sovereign bonds.

With regard to said external and/or internal issuance of bonds, the National Directorate for Public Indebtedness and the General Legal Advice Office of the Ministry of Economy and Finance have issued a favorable opinion;

For the external issuance of bonds the agreement called “Fiscal Agency Agreement”, as amended, which text was approved through Ministerial Resolutions Nº 031-2003-EF/75, 658-2003-EF/75 and 493-2004-EF/75, will be used.

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In addition, the General Comptroller’s Office of the Republic has also previously informed about the above-mentioned external and/or internal issuance of bonds, in application of letter l) of Article 22 of Law Nº 27785, Organic Law of the National Control System and the General Comptroller’s Office of the Republic;

In accordance with the provisions set forth in section 17) of Article 118 of the Political Constitution of Peru and Law Nº 28563, General Law for the National System of Indebtedness; and

with favorable vote of the Council of Ministers;

DOES HEREBY DECREE:

Article 1: Approval of public debt management operation

The public debt management operation is hereby approved through prepayment, in whole or in part, up to the amount of US$ 1 500 000 000.00 (ONE THOUSAND FIVE HUNDRED MILLION AND 00/100 UNITED STATES DOLLARS), of the liabilities arising from the external indebtedness operations approved by Supreme Decrees 274-91-EF, 210-92-EF, 030-94-EF, 039-96-EF, 127-96-EF, 145-97-EF, 147-97-EF, 148-97-EF, 149-97-EF, 050-99-EF, 178-99-EF, 094-2000-EF, 095-2000-EF, 161-2005-EF, 112-2009-EF, 156-2009-EF and 210-2009-EF, which will be financed with the internal and/or external issuance of bonds approved in the article below.

Article 2: Approval of external and/or internal issuance of bonds

The external and/or internal issuance of bonds is hereby approved, in one or more placements, up to the amount of US$ 2 500 000 000,00 (TWO THOUSAND FIVE HUNDRED MILLION AND 00/100 UNITED STATES DOLLARS) that will be used to finance the public debt management operation approved in the foregoing article, up to the amount of US$ 1 500 000 000.00 (ONE THOUSAND FIVE HUNDRED MILLION AND 00/100 UNITED STATES DOLLARS) and to reimburse the Public Treasury the contribution provided by virtue of Urgency Decree Nº 028-2010, up to the amount of US$ 62 981 989,74 (SIXTY TWO MILLION NINE HUNDRED EIGHTY ONE THOUSAND NINE HUNDRED AND EIGHTY NINE AND 74/100 UNITED STATES DOLLARS); and the balance will be used to pre-finance the financial demands of the Non-Financial Public Sector for Financial Year 2011, if the capital market conditions are favorable.

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Article 3: External issuance of bonds

For the purposes of the external issuance of bonds approved in the foregoing article, the bonds will have the following characteristics:

Issuer	:	The Republic of Peru

Financial Advisors and Underwriters	:	Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co Incorporated.

Amount of the placement or placements	:	The amounts will be determined by Ministerial Resolution from the Ministry of Economy and Finance before, during or when the corresponding Bookbuilding mechanisms concludes.

Currency	:	United States Dollars.

Transactions	:	Issuance of one or more global bonds denominated in United States Dollars, through the reopening of bonds issued or issuance of new bonds, which term shall be timely determined.

Placement mechanism:	:	Through a Bookbuilding mechanism.

Format	:	Global bonds registered with the Securities and Exchange Commission of the United States of America, or any other securities commission to be determined.

Term/Maturity	:	It will be determined upon the start of the Bookbuilding mechanism.

Payment of Coupon	:	Semi-annual, with a base of 30/360 days or with the periodicity and base determined by the market in which the placement is carried out.

List	:	Luxembourg Stock Exchange.

Negotiability	:	Subject to restrictions of the jurisdiction in which they are negotiated.

Payment of principal	:	At maturity or amortizable.

Av. Javier Prado Oeste 795 Magdalena del Mar Lima — Perú t (511) 611 5151 f (511) 628 8292 estudio@ehernandez.com.pe www.ehernandez.com.pe sociedad civil de responsabilidad limitada

Governing Law	:	Laws of New York State, United States of America.

Article 4: Internal issuance of bonds

For the purposes of the internal issuance of bonds approved in Article 2 of this legal rule, the bonds will have the following characteristics:

Issuer	:	The Republic of Peru

Class	:	Securities of credit value, nominative and indivisible.

Category	:	They are direct, general and unconditional liabilities of issuer, who is the party obliged to the timely payment of the capital owed, coupons and other liabilities arising from these bonds.

Type of instrument	:	Fixed-yield instrument

Financial Advisors	:	Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co Incorporated.

Underwriter	:	Scotiabank Perú S.A.A.

Currency	:	Nuevos Soles

Placement mechanism	:	Through a mechanism called Bookbuilding. This mechanism replaces the Market Creators Program.

Amount of the placement or placements	:	The amounts will be determined by Ministerial Resolution from the Ministry of Economy and Finance before, during or when the corresponding Bookbuilding mechanisms concludes.

Name	:	Sovereign Bonds

Term/Maturity	:	It will be determined upon the start of the Bookbuilding mechanism.

Payment of Coupon	:	Semi-annual, with a base of 30/360 days

Face value of the bond	:	S/. 1 000,00 (ONE THOUSAND AND 00/100 NUEVOS SOLES)

Av. Javier Prado Oeste 795 Magdalena del Mar Lima — Perú t (511) 611 5151 f (511) 628 8292 estudio@ehernandez.com.pe www.ehernandez.com.pe sociedad civil de responsabilidad limitada

Payment of principal and interest	:	The payment of principal could be made at maturity or redeemable, and the payment of interest could be made according to the schedule to be established.

The payments are made through CAVALI S.A. ICLV.

Negotiability	:	Freely negotiable.

May be reopened	:	Yes

Representation	:	Account entry through the accounting book in CAVALI S.A. ICLV.

Governing Law	:	Peruvian Law

Applicable jurisdiction	:	Courts of Peru

Redemption	:	They cannot be redeemed. Exchanges and swaps are not considered redemption operations.

Date of settlement	:	T + 5

Article 5: Contracting of Services

5.1 The contracting of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated is hereby approved as financial advisors of the external and/or external issuance approved in Article 2 of this legal rule, and as underwriters of the external issuance; said entities were selected subject to the procedure established in Supreme Decree Nº 033-2006-EF, as amended.

5.2 Scotiabank Perú S.A.A. is the entity domiciled in the country appointed by the entities mentioned in the foregoing section under the provisions of Article 5 of the procedure established in Supreme Decree Nº 033-2006-EF, amended by Supreme Decree Nº 207-2010-EF, to be in charge of the placement of the internal issuance approved in Article 2 hereof.

5.3 In addition, the contracting of The Bank of New York Mellon, as listing, transfer and payer agent in Luxembourg is approved.

Article 6: Approval of documents

The Supplemental Prospectuses and the agreements and documents arising from the external and/or internal issuance of bonds to be carried out by virtue of this legal rule will be approved through Ministerial Resolution of the Sector of Economy and Finance.

Av. Javier Prado Oeste 795 Magdalena del Mar Lima — Perú t (511) 611 5151 f (511) 628 8292 estudio@ehernandez.com.pe www.ehernandez.com.pe sociedad civil de responsabilidad limitada

Article 7: Amendment of Supreme Decree Nº 102-2010-EF

7.1 Article 3 of Supreme Decree Nº 102-2010-EF is hereby amended in the sense that the sovereign bonds corresponding to the internal issuance will have the same characteristics than those established in Article 4 hereof.

7.2 Article 4 of Supreme Decree Nº 102-2010-EF is hereby amended in the section referred to Financial Advisors and Underwriters of the external issuance, which will be Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated.

Article 8: Debt Service

The service for the amortization, interest and other expenses resulting from the bonds issued as provided in this legal rule will be provided by the Ministry of Economy and Finance, charged against the budgetary resources allocated for the payment of public debt service.

Article 9: Signing of documents

The Director General of the National Directorate of Public Indebtedness of the Ministry of Economy and Finance is hereby authorized to sign, on behalf of the Republic of Peru, the agreements and documents related to the issuance of bonds approved in Article 2 hereof.

Article 10: Countersigning

This Supreme Decree shall be countersigned by the President of Council of Ministers and the Minister of Economy and Finance.

Given at the Government Palace in Lima on the sixth day of November of two thousand and ten.

ALAN GARCÍA PÉREZ

Constitutional President of the Republic

JOSÉ ANTONIO CHANG ESCOBEDO

President of the Council of Ministers and Minister of Education

JOSÉ ANTONIO GARCÍA BELAÚNDE

Minister of Foreign Affairs

In charge of the Minister’s Office of the Ministry of Economy and Finance

EL PERUANO OFFICIAL GAZETTE

Page 428780

Lima, Sunday, November 7, 2001

Av. Javier Prado Oeste 795 Magdalena del Mar Lima — Perú t (511) 611 5151 f (511) 628 8292 estudio@ehernandez.com.pe www.ehernandez.com.pe sociedad civil de responsabilidad limitada

APPROVAL OF THE TEXT OF THE SUPPLEMENTARY PROSPECTUS AND

THE PRELIMINARY OFFERING MEMORANDUM AND THE AGREEMENTS

CALLED PURCHASE AGREEMENT AND UNDERWRITING AGREEMENT,

AS REFERRED TO IN SUPREME

DECREE N° 223-2010-EF

MINISTERIAL RESOLUTION N° 579-2010-EF-75

Lima, November 6, 2001

WHEREAS:

Supreme Decree N° 223-2010-EF has approved a public debt management operation, under the method of prepayment, in whole or in part, of the obligations derived from the external indebtedness operations approved by Supreme Decrees Nº 274-91-EF, 210-92-EF, 030-94-EF, 039-96-EF, 127-96-EF, 145-97-EF, 147-97-EF, 148-97-EF, 149-97-EF, 050-99-EF, 178-99-EF, 094-2000-EF, 095-2000-EF, 161-2005-EF, 112-2009-EF, 156-2009-EF and 210-2009-EF, which financing will be done through the internal or external offering of bonds.

As well, Article 6 of said Supreme Decree, has approved an external and/or internal issuance of bonds for up to US$ 2 500 000 000,00 (TWO THOUSAND FIVE HUNDRED MILLION AND 00/100 UNITED STATES DOLLARS), intended to finance the public debt management operation mentioned above and for reimbursing the PublicTreasury the support provided by virtue of Urgency Decree N° 028-2010, as well as for pre-financing the financial requirements of the Non-Financial Public Sector for Fiscal Year 2011 if the conditions of the capital market are favorable;

Article 6 of said Supreme Decree establishes that the Supplementary Prospectus and the agreements and documents arising from the internal and/or external issuance of bonds carried out by virtue of the aforementioned Supreme Decree, shall be approved by a Ministerial Resolution of the Economy and Finance Sector;

For the implementation of the internal and/or external issuance of bonds it is required to approve the texts of the Supplemental Prospectus, the Preliminary Offering Memorandum, as well as the text of the agreements called “Underwriting Agreement” and “Purchase Agreement”;

As provided in Supreme Decree N° 223-2010-EF;

IT IS HEREBY RESOLVED:

Article 1: To approve the text of the Supplementary Prospectus and the Preliminary Offering Memorandum, corresponding to the internal and/or the external issuance of bonds, intended to finance a public debt management operation, and for reimbursing the PublicTreasury the support provided by virtue of Urgency Decree N° 028-2010, as well as for pre-financing the financial requirements of the Non-Financial Public Sector for Fiscal Year 2011, and which will be conducted according to the provisions of Supreme Decree N° 223-2010-EF.

Av. Javier Prado Oeste 795 Magdalena del Mar Lima — Perú t (511) 611 5151 f (511) 628 8292 estudio@ehernandez.com.pe www.ehernandez.com.pe sociedad civil de responsabilidad limitada

Article 2: To approve the text of the agreements called “Purchase Agreement” that will be executed with Scotiabank del Perú S.A.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated; and the “Underwriting Agreement” that will be executed with Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated for the implementation of the internal and/or external issuance of bonds, and which will be conducted according to the provisions of Supreme Decree N° 223-2010-EF.

Be it recorded, communicated and published.

JOSE ANTONIO GARCÍA BELAUNDE

Minister of Foreign Affairs

In charge of the Economy and Finance Office

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